Exhibit 10.02
                        PROVISIONAL WORKOUT AGREEMENT

                    DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT

PROJECT NO. 934-94W4                           EFFECTIVE DATE January 1. 1994
PROJECT MAKE Spring Village Apts.              EXPIRATION DATE Dec. 31, 2W2
LOCATION 601 Poplar Street, Sharon Hill, PA

                           PROVISIONAL WORKOUT ARRANGEMENT

The undersigned mortgagor hereby expressly acknowledges that the mortgage (Deed of Trust) and note secured by the above project is in default. To afford an opportunity to effect reinstatement, the mortgagor requests the Secretary, Department of Housing and Urban Development, to hold the defaulted note and mortgage on the subject project under the terms and conditions stated herein:

1. Possession. The mortgagor acknowledges that the default entitles HUD to assume possession of the encumbered premises, but that possession has not been demanded. As an inducement f or HUD approval of this Arrangement, the mortgagor agrees that it will not oppose or interfere in any way should HUD demand possession by reason of subsequent default under the terms of this arrangement.

2. Junior Obligations The mortgagor agrees that project revenues will not be used to repay either interest or principal f or any project obligation (other than reasonable and necessary operating expenses) that is junior to the Secretary's lien.

3. Payment Provision.

a. Beginning January 1. 1994 and continuing through December 31, 1994 the mortgagor will remit by the first of the month a minimum payment sufficient to pay through 87 percent of interest. This payment is currently $24,000.00 per month. The payment shall be increased annually as follows:

                                                                  % of
                 Monthly                 Year               Accruing Interest

1995              25,000                300,000                    91%
1996              26,750                321,000                    97%
1997              27,750                333,000                   101%
1998              28,500                342,000                   103%
1999              30,500                366,000                   110%
2000              31,500                378,000                   114%
2001              33,000                396,000                   120%
2002              34,000                408,000                   123%


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On January 1, 2003 the mortgage shall be recast and the mortgage payment set to amortize the then existing balance over the remaining term (239 months).

b. Past delinquency, if any, in the Reserve f or Replacement is hereby forgiven. Payments into the Reserve for Replacement for the duration of this workout period are hereby waived.

c. Any funds over $25,000.00 (approximately one month's principal and interest) remaining in the operating account each month after payment of project operating expenses will be remitted in addition to the minimum monthly payment. Mortgagor shall establish an escrow account to assure timely payment of insurance and heating bills as they come due.

d. A four percent late charge may be assessed against payments not received by the fifteenth of the month.

e. At no time will the owner permit any delinquency to accrue in either the service charge due HUD or tax escrow as billed by HUD each month.

f. Mortgagor remitted all of the net operating income to HUD. No additional late charges other than those assessed pursuant to paragraph 3(d) will be charged for the duration of this workout period.

4. Lump Sum Payments. The mortgagor made the following lump sum payments, to be applied to mortgage delinquencies, an the dates indicated:

The mortgagor invested over $750, 000. 00 in renovations to the property over the past five years substantially improving the property. Since the default, the mortgagor remitted $41, 269. 77 on June 1, 1992, $44, 000. 00 on July 1, 1992, $136, 000. 00 on August 1, 1992, and the net operating income of the project monthly thereafter. From January 1, 1992 through June 30, 1993 a total of $315,250.00 was remitted.

The mortgagor requests that contributions made in prior years be applied to the 15% contribution. The net income from the property has not covered the principal and interest since inception. The following contributions were made for capital improvements and to pay interest and principal on the mortgage:


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                                            - 3 -


                         1989           $316,000
                         1990            100,000
                         1991            105,500
                                        --------
                                        $521,500

We are not in a position to make an additional capital contribution, however, we should be able to cover any future shortfall if the project cannot meet the minimum interest payments as shown on the Projected Statement of Operations.

5. Repairs. The mortgagor has on deposit with HUD $41,679.51 in the reserve for replacement escrow. The mortgagor shall place in escrow, in a separate repair f und, an additional $9, 000. 00. All disbursements from these funds may be made only with prior written approval of HUD. All of the repairs previously agreed to with HUD were completed. Additional major repairs are not anticipated beyond October 1, 1993 and during the term of this agreement.

6. Mortgage Modification.

a. If the mortgagor has f ully complied with the terms of this Arrangement and HUD has determined that it is financially feasible, as of January 1, 2003 HUD agrees to recast the then existing mortgage and accrued interest at 10 1/2% percent interest amortized over the remaining term of the mortgage (11-30-22).

b. The mortgagor agrees to modify the note and mortgage to insert a call provision. The call provision gives the mortgagee the option to declare the entire indebtedness due and payable at or after (ten years) (the longer of ten years or the remaining term of the Section 8 contract) from the date of the modification.

7. Equity Kicker. Mortgagor agrees to pay to HUD f if teen percent of the gross sales price minus the mortgage balance upon a sale or conversion; or fifteen percent of the gross proceeds from a refinancing.

8. Accounting Reports. During the term of this Arrangement, the mortgagor shall submit Monthly Reports f or Establishing Net Income (Forms HUD-93479, 93480, and 93481). The f irst report shall be f or the month of January, 1994. The original reports are to be mailed to the HUD office in Philadelphia. Previously all reports were mailed to HUD c/o Erwin and Associates.


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                                         - 4 -


9. Distributions. The mortgagor agrees not to take any distributions while the mortgage is being held in default under the terms of this arrangement and of the original Note, Mortgage and Regulatory Agreement.

10. Cancellation Clause. This Arrangement in on a month-to-month basis. The Secretary agrees to take no action because of the existing monetary default, provided that the mortgagor remits the required minimum monthly payment and satisfactorily performs the other requirements of this Arrangement. Failure of the mortgagor to meet the terms of this Arrangement will be sufficient cause for the Secretary to immediately terminate this Arrangement and to commence foreclosure action. Failure of the mortgagor to meet the terms of the Arrangement is also grounds for the Department to consider taking administrative sanctions against the mortgagor including, but not limited to, suspension or debarment from participation in HUD programs.

11. Criminal Sanctions for Misuse of Prolect Funds. The mortgagor acknowledges that the use of project funds derived from the project covered by this Arrangement for any purpose other than to meet actual and necessary project expenses may be a criminal offense punishable by a fine of not more than $5,000 and imprisonment of not more than three (3) years or both.

APPROVED BY:

MORTGAGOR: Harry J. Santoro, President
           S.V.G. Properties, L.P.


ASSISTANT SECRETARY FOR HOUSING-FEDERAL HOUSING COMMISSIONER


BY:

DATE:



93101802.44

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                               S.V.G. PROPERTIES, L.P.
                         Projected Statements of Operations
                                 Nine-Year Workout

                        1994        1995        1996        1997        1998        1999
Revenue
Gross rent potential   $760,000    $783,000    $810,500   $839,000    $869,000   $900,000
Less: Vacancy           -38,000     -39,000    - 40,500   - 42,000    - 43,500   - 45,000
                       --------    --------    --------   --------    --------   --------
Net rental income       722,000     744,000     770,000    797,000     825,500    855,000

Other Income
Interest                  1,500       1,500       1,600      1,700       1,800      1,900
Tenant fees               6,000       6,000       6,200      6,400       6,600      6,800
Laundry Income            7,400       7,400       7,700      7,900       8,100      8,400
                       --------    --------    --------   --------    --------   --------
Total Other Income       14,900      14,900      15,500     16,000      16,500     17,100

Total Revenues          736,900     758,900     785,500    8l3,000     842,000    872,100

Operating Expenses
Administrative           84,000      86,500      89,000     91,700      94,500     97,300
Utilities               102,500     105,600     108,000    111,300     114,600    ll8,000
Maintenance              91,000      94,000      97,000     99,900     103,000    106,000
Taxes and insurance     126,000     130,000     134,000    138,000     141,200    146,500
                       --------    --------    --------   --------    --------   --------
Total Operating Exp.    403,500     416,100     428,000    440,900     453,300    467,800

Net Operating Income    333,400     342,800     357,500    359,600     388,700    404,300

Financial and Other
  Expenses
Minimum interest pymt.  288,000     300,000     321,000    333,000     342,000    366,000
Mortgage insurance       15,600      15,600      15,600     15,600      15,600     15,600
Capital improvements     30,000      24,000      18,000     18,000      18,000     18,000
                       --------    --------    --------   --------    --------   --------
Net Cash                   -200      -3,200       2,900      9,200      13,100      4,700

Mortgage Amortization
Beginning balance     3,462,000

Accrued interest        331,260     331,260     331,260    331,260     331,260    331,260
Minimum payment         288,000     300,000     321,000    333,000     342,000    366,000

Ending balance          3505260     3536520     3543880    3532940     3509100    3469660

* Net cash used to pay accrued interest at year end.


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                              S.V.G. PROPERTIES, L.P.
                        Projected Statements of Operations
                                 Nine-Year Workout


                            2000             2001                2002

Revenue
Gross rent potential        930,000          958,000              986,700
Less: Vacancy                46,500           47,900               49,300
                            --------        --------             --------
Net rental income           883,500          910,100              937,400

Other Income
Interest                      2,000            2,000                2,100
Tenant fees                   7,000            7,100                7,200
Laundry Income                8,600            8,700                8,800
                            --------        --------             --------
Total Other Income           17,600           17,800               18,100

Total Revenues              901,100          927,900              955,500

Operating Expenses

Administrative              100,300          103,300              106,400
Utilities                   121,500          125,100              128,900
Maintenance                 109,000          112,300              115,700
Taxes and insurance         151,000          155,500              160,200
                            --------        --------             --------
Total Operating Expenses    481,800          496,200              511,200

Net Operating Income        419,300          431,700              444,300

Financial and Other
  Expenses
Minimum interest payment    378,000          396,000              408,000
Mortgage insurance           15,600           15,600               15,600
Capital improvements         18,000           18,000               18,000
                            --------        --------             --------
Net Cash                      7,700            2,100                2,700

Mortgage Amortization
Beginning balance           3,469,660
Accrued interest              331,260        331,260              331,260
Minimum payment               378,000        396,000              408,000
Ending balance              3,415,220      3,348,380            3,268,940


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                                 S.V.G. PROPERTIES, L.P.
                             Projected Statement of Income
                                      Year 2003
                                After Proposed Recasting

Revenue
Gross rent potential                  $1,016,300
Less: vacancy                             50,800
                                     -----------
Net rental income                        965,500

Other Income
Interest                                   2,200
Tenant fees                                7,300
Laundry income                             8,900
                                     -----------
Total Other Income                        18,400

Total Revenues 983,900

Operating Expenses
Administrative                           109,600
Utilities                                132,800
Maintenance                              119,200
Taxes and insurance                      165,000
                                     -----------
Total Operating Expense                  526,600

Net Operating Income                     457,300

Financial and Other Expenses
Interest expense                         340,800
Mortgage insurance                        16,400
Mortgage principal                        51,300
Reserve for replacements                  16,400
Capital improvements                      18,000
                                     -----------
Total Financial and Other Expenses       442,900


Net Cash Flow                         $   14,400
                                     ===========

Mortgage balance 1-1-03 $3,268,940 due 11-30-22, amortized over remaining term of 239 months at the current interest rate of 10.5%.


93101804.44